EXHIBIT 21

              List of Subsidiaries of the Registrant
                      As of March 15, 1996


Subsidiary                                   Jurisdicition of
                                              Incorporation

LIVE America Inc.                                Delaware
Vestron Inc.                                     Delaware
LIVE Film and Mediaworks Inc.                    Delaware
Lieberman Enterprises Incorporated               Delaware
LIVE Ventures Inc.                               Delaware
Tongue-Tied Inc.                                 Delaware
Silent Development Corp.                         Delaware
Chatter Inc.                                     Delaware